Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Blackstone Private Equity Strategies Fund L.P.

(Name of Issuer)

Blackstone Private Equity Strategies Fund L.P.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$58,671,712.20(1)	0.0001476	$8,659.94(2)

Fees Previously Paid

Total Transaction Valuation	$58,671,712.20		$8,659.94

Total Fees Due for Filing			$8,659.94

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$8,659.94

(1)

The transaction value is calculated as the aggregate maximum purchase price for limited partnership units (the “Units”) of Blackstone Private Equity Strategies Fund L.P. (the “Fund”). This amount is based upon the offer to purchase up to 2,319,673 Units and the net asset value per Class I Unit, Class S Unit and Class D Unit as of February 29, 2024 of $25.31, $25.27 and $25.30, respectively.

(2)

Calculated at $147.6 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.